EXHIBIT 10.20

Execution Version

Dated	December 12, 2024

REED MANAGEMENT SAS

and

LOOP INDUSTRIES, INC.

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

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EXHIBITS

Exhibit	1.1(c)	Form of Articles of Incorporation
Exhibit	1.1(uu)	Form of Shareholders Agreement
Exhibit	2.3	Seller Wire information

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THIS AMENDED AND RESTATED SHARE PURCHASE AGREEMENT is dated December 12, 2024 and made between:

(1)

Reed Management SAS, a simplified joint stock company (société par actions simplifiée) formed under the laws of France having its registered office at 15 rue Soufflot 75005 Paris, France, registered with the Registre du commerce et des sociétés of Paris under number 949 366 363 (the “Seller” or “Reed”); and

(2)

 Loop Industries, Inc., a corporation formed under the laws of Nevada having its registered office at 880-50 West Liberty Street – Reno Nevada 89501, USA, registered with the Nevada Secretary of State under number E0108512010-6 (the “Purchaser” or “Loop Industries”).

RECITALS:

(A)	As at the date hereof, Loop Industries is engaged in the business of conversion of waste PET plastic and polyester fiber into high value materials.

(B)

Loop Industries and Reed have entered into a Memorandum of Understanding dated January 15, 2024, and a Share Purchase Agreement dated May 30, 2024 contemplating a partnership through the establishment of Loop Europe as a joint venture to be held on a 50/50 basis by Reed as described therein. After further discussion, the Parties now contemplate a joint venture to be held on a 90% basis by Reed and on a 10% basis by Loop Industries. As such, Reed and Loop Industries desire to further amend certain provisions of the Initial SPA and restate same in its entirety.

(C)

For the purpose of this partnership, Reed is in the process of incorporating a simplified joint-stock company (société par actions simplifiée) to be incorporated under the laws of France (the “Corporation” or “Loop Europe”), which shall have rights to develop, design, finance, construct, own, operate, commercialize, solicit and promote chemical upcycling polyester resin plants and products using proprietary technology held by Loop Industries in the Territory, the whole in accordance with the terms and conditions set forth in the License Agreement and the Shareholders Agreement.

(D)

Before the date of this Agreement, the Seller, with the assistance of its lawyers, auditors and other advisers, had access to information, and conducted audits and due diligence investigations, regarding the Loop Technology (as such term is defined in the Shareholders Agreement), including through the Data Room and other information and documents made available to it. A USB driver containing a copy of all the documents constituting the Data Room has been delivered to the Seller concomitantly with the execution of this Agreement.

(E)

On the Closing Date, and upon completion of the Constitution pursuant to the terms hereof, the Seller will hold directly, or indirectly through a wholly owned subsidiary, 2,500 ordinary shares (actions ordinaires), representing of all of the issued and outstanding shares in the capital of the Corporation.

(F)

The Seller wishes to sell 250 ordinary shares (actions ordinaires), representing ten percent (10%) of the issued and outstanding shares in the capital of the Corporation at Closing and the Purchaser wishes to purchase such shares, on and subject to the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the foregoing premises, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Parties agree as follows.

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Article 1

Interpretation

1.1	Definitions

In this Agreement, the following words and expressions have the following meanings:

(a)

“Affiliate” of any Person means any other Person who, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person, it being specified that (i) Reed's Affiliates shall include any Entity managed or advised by Reed and/or its Affiliates, and (ii) Loop Industries' Affiliates shall be limited to the Entities Controlled, directly or indirectly, by Loop Industries.

(b)

“Agreement” means this amended and restated share purchase agreement, the exhibits attached to it or otherwise forming part of it, all as the same may be amended, restated, replaced or supplemented from time to time; and, except where otherwise specified, the words “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this amended and restated share purchase agreement.

(c)

“Articles of Incorporation” means the articles of incorporation of the Corporation (statuts constitutifs) the agreed form of which is set out in Exhibit1.1(c), as the same may be amended by the Seller, acting reasonably, subject to the prior written approval of the Purchaser, such approval not to be unreasonably withheld, delayed or conditioned.

(d)

“Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, license or other authorization issued, granted or given by a Governmental Authority having jurisdiction over the Person.

(e)

“Business Day” means a day on which commercial banks are open for business in Paris, France but excludes (a) a Saturday, Sunday or any other statutory or civic holiday in Paris, France, and (b) any day on which commercial banks are authorized or required to be closed in Montreal, Canada.

(f)	“Closing” means the completion of the purchase and sale of the Purchased Shares contemplated in this Agreement.

(g)

“Closing Date” means the date that is two (2) Business Days following the Constitution; and provided further that the Closing Date may be such earlier or later date as the Parties may agree in writing.

(h)	“Closing Period” means the period between the close of business on the date of this Agreement and the Closing.

(i)

“Commercially Reasonable Efforts” means the efforts that a reasonable and prudent Person who desires to achieve a business result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible in the context of a commercial transaction provided, however that this shall not require a Person to take extraordinary measures, including making any payments in excess of normal filing or processing fees.

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(j)

“Conditional License Agreement” means the conditional license agreement to be entered into at Closing, inter alia, between Loop Industries, as licensor, and the Corporation, as licensee, granting a non-transferable, non-exclusive, royalty-free license under the Loop Technology, which is subject to a suspensive condition and may only be implemented once and for one facility, with the right to grant one sublicense, as may be amended or modified from time to time.

(k)	“Confidentiality Agreement” means the confidentiality agreement dated May 15, 2023 entered into betweenReed and the Purchaser.

(l)	“Consent” means any consent, approval, waiver or other authorization required from a counterparty or other Person under a Contract.

(m)	“Constitution” has the meaning specified in Section 5.2(a).

(n)

“Contracts” means all legally binding agreements, arrangements, understandings, commitments and undertakings (whether written or oral) to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected.

(o)	“Convertible Preferred Stocks” has the meaning specified in Section 5.7.

(p)	“Control” has the meaning ascribed to it in paragraphs I and II of article L. 233-3 of the French Commercial Code; and “Controlling” and “Controlled by” have corresponding meanings.

(q)	“Corporation” has the meaning specified above in the Recitals.

(r)	“Corporation Bonds” has the meaning specified in Section 5.6.

(s)

“Data Room” means the electronic data room established by or on behalf of the Seller on the website of Datasite (americas.datasite.com), containing certain information and documents, to which the Purchaser and its advisers have had access from January 23, 2024 to the date hereof.

(t)	“Damages” has the meaning specified in Section 9.1.

(u)	“Dispute” has the meaning specified in Section 8.4.

(v)

“Entity” means any partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capacity), limited liability company, stock company, trust, unincorporated association, joint venture or other entity.

(w)	“Financing Notice” has the meaning specified in Section 5.6.

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(x)	“First Royalty Tranche” means the amount of ten million euros (€10,000,000) payable on the Closing Date, more specifically, upon the execution of the License Agreement and as specified therein.

(y)

“Fraud” means, with respect to a Party, the intentional fraud with respect to the making of representations and warranties contained in this Agreement, with the specific, dishonest and wrongful intent to deceive and mislead (as opposed to reckless indifference to the truth).

(z)

“Governmental Authority” means the governments of France, Canada or any other nation, or of any political subdivision thereof, whether provincial, territorial, state, regional, municipal or local, and any department, agency, authority, instrumentality, regulatory body, central bank, court, commission, board, tribunal, arbitration tribunal, bureau or other Entity exercising executive, legislative, regulatory, judicial or administrative powers or functions under, or for the account of, any of the foregoing (including any applicable stock exchange and securities commission and any administrative independent authority (autorité administrative indépendante)).

(aa)	“Indemnified Person” has the meaning specified in Section 9.3(a).

(bb)	“Indemnifying Party” has the meaning specified in Section 9.3(a).

(cc)	“Initial Notice”has the meaning specified in Section 8.5(a).

(dd)	“Initial SPA” means the share purchase agreement entered into on May 30, 2024, between Reedand Loop Industries.

(ee)

“Laws” means any and all (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, and (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, instruments or awards of any Governmental Authority and (c) policies, practices, standards, guidelines and protocols to the extent they have force of law.

(ff)

“License Agreement” means the license agreement to be entered into at Closing, inter alia, between Loop Industries, as licensor, and the Corporation, as licensee, granting a non-transferable, non-exclusive, royalty-bearing license under the Loop Technology, which may only be implemented once and for one facility, with the right to grant one sublicense, as may be amended or modified from time to time.

(gg)

“Lien” means (a) any mortgage, charge, pledge (gageor nantissement), hypothec (hypothèque), security interest (sûreté), assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement or option, imperfections of title or encroachments relating to real property, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation, whether contractual, statutory or otherwise.

(hh)	“Loop Europe” has the meaning specified above in the Recitals.

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(ii)	“Loop Industries” has the meaning specified above in the Recitals.

(jj)

“Material Adverse Effect” means any result, occurrence, fact, change or event that, individually or in the aggregate, has a materially adverse effect on (a) the business, assets, liabilities, capitalization, condition (financial or otherwise), results of operations or prospects of the Seller or the Corporation, (b) the Seller’s ability to complete the Transactions, or (c) in the case of the application of Section 7.2(a) only, the Purchaser’s ability to complete the Transactions; but shall exclude any of the following change, event, circumstance or effect (either alone or in combination with others): (i) the announcement of the Transactions, the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with stakeholders, customers, suppliers or employees, (ii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, including increases in interest rates, (iii) changes generally affecting the industries in which the Corporation will operate, including supply chain interruptions, (iv) any change in, adoption of, or change in the interpretation of any applicable Law or generally accepted accounting principles or IFRS (as applicable), (v) any national or international political or social conditions, including the engagement, escalation or continuation of USA, Canada or France in hostilities, or the occurrence of any military or terrorist attack upon USA, Canada or France, or their respective diplomatic or consular offices or upon any military installation or personnel of USA, Canada or France, (vi) pandemics, epidemics or other similar disease outbreaks, including any binding directives issued by Governmental Authority in response to such disease outbreaks, (vii) earthquakes, hurricanes, floods or other natural disasters, (viii) the failure by the Corporation to meet any revenue or earnings projections, forecasts or predictions, (ix) any action taken by, or with the consent of, the Purchaser relating to the Corporation, or (x) any action by the Seller or its Affiliates required to be taken, or permitted to be taken, by this Agreement; provided, however, that (y) in the case of any of the foregoing clauses (ii), (iii), (iv) and (v) such event, charge or action does not have a materiallydisproportionate effect on the Corporation relative to other comparable Persons operating in the same industry; and (z) references in certain Sections of this Agreement to euro amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a Material Adverse Effect has occurred.

(kk)	“MoU” means the memorandum of understanding entered into on January 15, 2024, between Reedand Loop Industries.

(ll)	“Parties” means the Seller, the Purchaser and any other Person who may become a party to this Agreement.

(mm)	“Person” means a natural person or an Entity.

(nn)	“Purchase Price” has the meaning specified in Section 2.2.

(oo)	“Purchased Shares”means 250 ordinary shares (actions ordinaires), which will represent ten percent (10%) of all of the issued and outstanding shares in the capital of the Corporation at Closing.

(pp)	“Purchaser” has the meaning specified above in the Recitals.

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(qq)	“Reed” has the meaning specified above in the Recitals.

(rr)	“Seller” has the meaning specified above in the Recitals.

(ss)

“Shareholder Loan” means the shareholder loan in an aggregate principal amount of ten million euros (€10,000,000) to be made available by the Seller to the Corporation, the key terms of which are set out in the Shareholders Agreement.

(tt)

“Shareholder Loan Agreement” means the shareholder loan agreement documenting the disbursement of the Shareholder Loan to be entered into at Closing, the agreed form of which is set out in exhibit 5.1(a) to the Shareholders Agreement.

(uu)

“Shareholders Agreement” means the securityholders’ agreement (pacte d’associés) to be entered into, inter alia, between the Seller and the Purchaser, and to which Loop Europe shall intervene, at Closing, the agreed form of which is set out in Exhibit1.1(uu).

(vv)

“Territory” means the countries within the European Economic Area (“EEA”), United Kingdom, Switzerland, and Turkey, including for the avoidance of doubt any overseas territories of such countries outside continental Europe and such other territories as may be mutually agreed in writing by the Parties, but in any event excluding Liechtenstein. Countries leaving the EEA will remain part of the Territory. Countries joining the EEA will automatically become part of the Territory.

(ww)	“Third Party Claim” has the meaning specified in Section 9.3(a).

(xx)

“Transaction Documents” means this Agreement, the License Agreement, the Conditional License Agreement, the Shareholders Agreement, the Shareholder Loan Agreement, the documents relating to the issuance and subscription to the Corporation Bonds, the documents relating to the issuance, sale and purchase of the Convertible Preferred Stocks and all other agreements, certificates and other instruments or documents delivered or to be delivered pursuant to this Agreement, but excluding for more certainty the Initial SPA and the MoU.

(yy)

“Transactions” means the acquisition by the Purchaser of the Purchased Shares and the other transactions ancillary thereto as contemplated by this Agreement and the other Transaction Documents, all as further described and provided for herein.

(ZZ)

“US Securities Purchase Agreement” means the securities purchase agreement related to the Convertible Preferred Stocks to be issued and sold by Loop Industries to Loop Europe to be negotiated between the Parties as indicated in exhibit 1.1(kkk) to the Shareholders Agreement.

1.2	Gender and Number

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, words importing the singular number only (including defined terms) include the plural and vice versa and words importing a gender include all genders and, in each case, the rest of any sentence including such words is to be construed as if the necessary grammatical changes had been made.

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1.3	Certain Phrases and Calculation of Time

(a)	In this Agreement:

(i)	the words “including” and “includes” mean “including (or includes) without limitation”; and

(ii)

in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b)

When calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(c)

Without limiting the generality of the foregoing, whenever payments are to be made or an action taken on a day which is not a Business Day, such payment will be made or such action taken on the next Business Day.

1.4	Other Terms

In this Agreement:

(a)	the words “real property” include immovable property;

(b)	the phrases “the aggregate of”, “the total of” and “the sum of” and phrases of similar meaning mean “the aggregate (or total or sum), without duplication, of”;

(c)	the words “hereof”, “herein”, “hereunder” and “hereto” and similar expressions refer to this Agreement as a whole;

(d)	the word “or” is not exclusive;

(e)

the words “delivered”, “made available” and “furnished” and similar expressions mean that the information, document or materials referred to have been physically or electronically (included through the Data Room) delivered to the relevant Parties; and

(f)

the words “executed” and “signed” include electronic signatures and execution thereby, and an electronic signature shall have the same legal effect, and be as valid and enforceable, as a manually executed signature.

(g)

the provisions of articles 640 to 642 of the French Code of Civil Procedure (Code de procédure civile) shall be applied to calculate any period of time within which or following which any act is to be taken or done under this Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein;

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(h)	unless otherwise provided herein, all references to a fixed time of a day shall mean Paris time;

(i)	if a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term;

(j)	the obligation of any Party to cause, procure or ensure any action or omission from another Person shall be interpreted as a porte-fort obligation of such Party.

(k)	to the fullest extent permitted by applicable Law, the Purchaser hereby expressly waives the provisions of article 1602 of the French civil code.

1.5	Agreed Form Documents

(a)

References to a document in the “agreed form” means a term sheet, list, final draft or other document in a form which has been agreed by the Parties on or before the execution of this Agreement and exchanged between the relevant Parties for the purposes of identification (in each case with such amendments as may be agreed in writing by or on behalf of the relevant Parties).

(b)

To the extent that there are any square brackets or missing information in any of the agreed form documents referred to herein, each of the relevant Parties, each acting reasonably and in good faith, shall (as applicable) provide such missing information, or agree on such outstanding issues, prior to the Closing Date.

1.6	Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.7	References to the Data Room and Exhibits

(a)

If a matter is said to be set out, disclosed, listed, described or reflected in the Data Room, it is deemed to have been fairly disclosed to the Purchaser only if such matter is disclosed in such a manner and with sufficient detail and clarity that a reasonably skilled and prudent professional purchaser, duly assisted by competent legal and financial advisors and having conducted a due diligence review, can reasonably understand the nature, scope and consequences of such fact, matter or circumstance.

(b)	The recitals and exhibits form an integral part of this Agreement.

(c)

The information contained in the Data Room is confidential information and may not be disclosed unless (i) it is required to be disclosed pursuant to applicable Law, unless such applicable Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

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1.8	Currency

All monetary amounts in this Agreement, unless otherwise specified, are stated in euros (symbol: €).

1.9	Statutory References

Except as otherwise specifically provided in this Agreement, any reference to a statute in this Agreement refers to that statute and the rules, regulations and ministerial orders made under that statute in effect on the date of this Agreement and on the Closing Date.

1.10	No Presumption

The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the other Transaction Documents. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the other Transaction Documents are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the other Transaction Documents.

1.11	Governing Law

(a)	This Agreement is governed by and is to be interpreted and enforced in accordance with the laws of France.

(b)

Without prejudice to Sections 8.4, 8.5 and 8.6, each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the Commercial Court of Paris, France (Tribunal de commerce de Paris) in any action or proceeding arising out of, or relating to, this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

Article 2

 Purchased Shares and Purchase Price

2.1	Purchase and Sale

Subject to the terms and conditions of this Agreement, the Seller covenants and agrees to sell and transfer to the Purchaser and the Purchaser covenants and agrees to purchase and acquire from the Seller on the Closing Date, the Purchased Shares, free and clear from all Liens.

2.2	Purchase Price

The purchase price (the “Purchase Price”) payable by the Purchaser to the Seller for the Purchased Shares shall be a fixed amount equal to two hundred fifty euros (€250).

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2.3	Payment of the Purchase Price

At the Closing, the Purchaser shall pay the Purchase Price in full by wire transfer to or to the order of the Seller to the bank account set forth in Exhibit 2.3.

2.4	No Adjustments

It is acknowledged that the Purchase Price is final and that it shall not be subject to any upwards or downwards adjustment, without prejudice to the provisions of Section 9.11.

Article 3

Representations and Warranties of the Purchaser

The Purchaser represents and warrants as follows to the Seller and acknowledges and confirms that the Seller is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Shares.

3.1	Incorporation and Corporate Power

The Purchaser is a corporation duly formed, organized and existing under the laws of Nevada (USA) and has the corporate power and capacity to own and operate its assets, carry on its business and enter into and perform its obligations under this Agreement.

3.2	Corporate Authorizations

The execution, delivery and performance by the Purchaser of this Agreement (a) have been authorized by all necessary corporate action on the part of the Purchaser, and (b) do not (or would not with the giving of notice, the passage of time or the happening of any other event) result in a breach or a violation of, or conflict with, any of its organizational documents, shareholders agreements, by-laws or resolutions.

3.3	No Conflict with Authorizations, Laws, etc.

The execution, delivery and performance by the Purchaser of this Agreement do not (or would not with the giving of notice, the passage of time or the happening of any other event) (a) result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by the Purchaser and necessary to the ownership and acquisition of the Purchased Shares, or (b) result in a breach or a violation of, or conflict with, any Law applicable to the Purchaser or any judgement or order of any Governmental Authority.

3.4	Required Purchaser Authorizations

Except for the filings to be made by the Purchaser, (i) as a result of the execution and delivery of the form of certificate of designation, the form of US Securities Purchase Agreement and the form of investors rights agreement set out in exhibit 1.1(kkk) to the Shareholders Agreement, and (ii) under securities Laws applicable to the Purchaser, there is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of, the Transactions.

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3.5	No Conflict with Contracts

The execution, delivery and performance by the Purchaser of this Agreement do not (or would not with the giving of notice, the passage of time or the happening of any other event):

(a)	result in a breach or a violation of, or conflict with, any Contract to which the Purchaser is a party, or

(b)	result in or give any Person the right to seek, or to cause:

(i)	the termination, cancellation, amendment or renegotiation of any Contract to which the Purchaser is a party;

(ii)	the acceleration of any payment amount or other similar obligation of the Purchaser; or

(iii)	the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to the Purchaser.

3.6	Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Purchaser, and constitutes legal, valid and binding obligations of the Purchaser enforceable against it in accordance with its terms.

3.7	No Insolvency

The Purchaser is not subject to any bankruptcy or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties nor subject to a judgment of dissolution, liquidation, bankruptcy or receivership.

3.8	Purchaser as Principal

The Purchaser is acquiring the Purchased Shares for its own account and not for the benefit of, or on behalf of, any other Person (without prejudice to its assignment right to an Affiliate under Section 10.6).

3.9	Financing

The Purchaser will have, on the Closing Date, all necessary resources to enable it to pay in immediately available funds all amount which shall become due and payable by it on the Closing Date, all other amounts due and payable by it in accordance with this Agreement and all fees and expenses to be paid by it in connection with the transactions contemplated under this Agreement.

3.10	No Other Project in the Territory

Except for the transactions contemplated by the Transaction Documents, the Purchaser is not involved in any discussions or negotiations with any Person, with a view to, or which could reasonably lead to, create industrial projects using the Purchaser’s technology within the Territory.

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3.11	Other Representations and Warranties

The Purchaser gives to the Seller the representations and warranties provided under paragraphs (d), (e), (f), (g) and (h) of section 3.2 of the Shareholders Agreement as if such representations and warranties were set out in this Agreement and any reference therein to the "date hereof" (or a similar expression) shall be deemed to include a reference to the date of this Agreement.

Article 4

Representations and Warranties of the Seller

The Seller represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying on the representations and warranties in entering into this Agreement and selling the Purchased Shares to the Seller.

4.1	Incorporation and Corporate Power

(a)

The Seller is a simplified joint stock company (société par actions simplifiée) duly formed, organized and existing under the laws of France and has the corporate power and capacity to enter into and perform its obligations under this Agreement.

(b)	Upon the completion of the Constitution, the Corporation will be a corporation validly formed, organized and existing under the laws of France.

4.2	Corporate Authorization

The execution, delivery and performance by the Seller of this Agreement (a) have been authorized by all necessary corporate action on the part of the Seller, and(b) do not (or would not with the giving of notice, the passage of time or the happening of any other event) result in a violation of, or conflict with, any of its organizational documents, shareholders agreements, by-laws or resolutions.

4.3	No Conflict with Authorizations, Laws, etc.

The execution, delivery and performance by the Seller of this Agreement do not (or would not with the giving of notice, the passage of time or the happening of any other event) (a) result in a violation of, conflict with, or cause the termination or revocation of, any Authorization held by the Seller or the Corporation or necessary to the ownership and sale of the Purchased Shares, or (b) result in a violation of, or conflict with, any Law applicable to the Seller or the Corporation or any judgment or order of any Governmental Authority.

4.4	Required Seller Authorizations

There is no requirement for the Seller or the Corporation to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a condition to the lawful completion of, the Transactions.

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4.5	No Conflict with Contracts

The execution, delivery and performance by the Seller of this Agreement do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)	result in a breach or a violation of, or conflict with, any Contract to which the Seller or the Corporation is a party; or

(b)	result in or give any Person the right to seek, or to cause:

(i)	the termination, cancellation, amendment or renegotiation of any Contract to which the Seller or the Corporation is a party;

(ii)	the acceleration of any payment amount or other similar obligation of the Seller or the Corporation; or

(iii)	the forfeiture or other loss, in whole or in part, of any benefit which would otherwise accrue to the Seller or the Corporation.

4.6	Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Seller, and constitutes legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms.

4.7	Authorized and Issued Capital

(a)

On the Closing Date, upon completion of the Constitution pursuant to the terms hereof, the share capital of the Corporation (capital social) will consist of 2,500 ordinary shares (actions ordinaires), representing all of the issued and outstanding shares in the capital of the Corporation, and will have been duly issued and will be outstanding as fully paid.

(b)	On the Closing Date, upon completion of the Constitution pursuant to the terms hereof, all of the Purchased Shares will have been issued in compliance with all applicable Laws.

4.8	Title to Purchased Shares

(a)	On the Closing Date, upon completion of the Constitution pursuant to the terms hereof, the Purchased Shares will be owned by the Seller with good and valid title thereto, free and clear of all Liens.

(b)	Upon completion of the Transactions, the Purchased Shares will be owned by the Purchaser with good and valid title thereto, free and clear of all Liens.

4.9	No Other Agreements to Purchase

Except for the Purchaser’s rights under (x) this Agreement and/or (y) the Shareholders Agreement, to be executed upon Closing, no Person has any agreement, option or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for (a) the purchase or acquisition from the Seller of any of the Purchased Shares, or (b) the purchase or issuance of any of the unissued shares or other securities of the Corporation.

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4.10	No Insolvency

The Corporation and the Seller are not subject to any bankruptcy or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties nor subject to a judgment of dissolution, liquidation, bankruptcy or receivership.

4.11	Corporations Operations and Assets

(a)

On the Closing Date, the Corporation will not own any assets, other than its rights under the US Securities Purchase Agreement, the License Agreement, the Conditional License Agreement and funds received from the Seller as part of the Constitution.

(b)

Except for liabilities arising from (i) the US Securities Purchase Agreement, (ii) this Agreement, (iii) the License Agreement, (iv) the consummation of the Transactions, (v) applicable Laws, and (vi) de minimis liabilities in connection with corporate maintenance, annual filings, banking, tax returns and preparation of annual financial statements up to immediately prior to the Closing, the Corporation does not have any liabilities or other obligations towards any Person, and the assets of the Corporation are free and clear of any and all Liens.

(c)	Since the Constitution, the Corporation has not:

(i)

carried on any business or owned or leased any assets, other than with respect to the US Securities Purchase Agreement, the License Agreement and activities incidental thereto or derived therefrom or relating to maintaining its good standing under applicable Laws;

(ii)	except for the right to use Reed's premises located in Paris (France) for administrative purposes, owned, leased, occupied or controlled any real or immovable property; or

(iii)	employed any employees or engaged any consultants.

4.12	Financing

The Seller will have, on the Closing Date, all necessary resources to enable it to pay in immediately available funds all amount which shall become due and payable by it on the Closing Date (including the Shareholder Loan), all other amounts due and payable by it in accordance with this Agreement (including the Corporation Bonds) and all fees and expenses to be paid by it in connection with the transactions contemplated under this Agreement.

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Article 5

Covenants of the Parties

5.1	Confidentiality

(a)	The Seller and the Purchaser acknowledge having signed the Confidentiality Agreement and the Parties agree to comply with such agreement in accordance with its terms.

(b)	The Parties agree to keep the terms of this Agreement and each of the other Transaction Documents confidential on the same terms as are set out in the Confidentiality Agreement as if such agreements had been included and referenced in the Confidentiality Agreement.

(c)	For more certainty, the Seller acknowledges that the Purchaser may be compelled to make certain disclosures required by law, statute regulation, securities commissions (including the U.S. Securities and Exchange Commission) or other regulatory authorities or bodies. Such disclosures may include (i) the filing of all or part of this Agreement and certain other material Transaction Documents with the U.S. Securities and Exchange Commission; and (ii) posting of such agreements online, including on the public website of the U.S. Securities and Exchange Commission known as EDGAR. The Seller hereby consents to the filing and posting by the Purchaser of that portion of the Transaction Documents that is legally required to be disclosed by the Purchaser subject, to the extent legally permitted, prior information of the Seller.

5.2	Constitution and Organization of the Corporation

(a)	Prior to (i) the Closing, and (ii) the satisfaction or waiver of the conditions (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) in favour of the Purchaser or the Seller set forth in Section 7.1 and Section 7.2, the Seller shall take all steps necessary to effect and carry out the constitution of the Corporation under the Laws of France (the “Constitution”).

(b)	The Constitution shall (i) be duly authorized by all necessary actions of the Seller, (ii) be effected in compliance with all agreements binding upon the Seller, and (iii) be effected in compliance with all applicable Laws.

(c)	In implementing the Constitution, the Seller shall:

(i)	execute the Articles of Incorporation; and

(ii)	file them, along with the complete application for the constitution of a French law company, with the Registre du commerce et des sociétés of Paris, France.

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(d)	In implementing the steps set forth in Section 5.2(c) above, the Seller shall provide the Purchaser with any supporting information or documents reasonably requested by the Purchaser or its advisors.

(e)

As part of the Constitution, the Seller shall take all steps necessary to: (i) authorise and accept the domiciliation of the Corporation in its premises located at 15 rue Soufflot 75005 Paris, France; (ii) obtain, if applicable, all required consents from landlords or premises administrators in connection therewith; and (iii) deliver, sign and execute any certificate of domiciliation reasonably required in connection therewith; the whole at no cost for the Corporation or the Purchaser.

(f)	No representation, warranty or covenant made by the Seller shall be deemed breached or become inaccurate as a result of the implementation of the Constitution pursuant to this Section 5.2.

5.3	Ordinary Course of Business

During the Closing Period, except (i) as contemplated elsewhere in the Transaction Documents or as is necessary to implement the Transactions, (ii) as may be required under applicable Laws, (iii) as reasonably required in an emergency or disaster situation in order to minimise any adverse effect of such situation, or (iv) as may be consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), the Seller shall procure that the Corporation does not agree or commit to do any of the following actions (contingent or otherwise):

(a)	declare, set aside, make or pay any dividend or interim dividend (in cash or otherwise);

(b)	amend its articles of association, adopt any resolution for liquidation or dissolution or be a party to any merger, asset contribution or spin-off;

(c)	carry on any business or own or lease any assets, other than maintaining its good standing under applicable Laws;

(d)

incur any liabilities or other obligations towards any Person, except for de minimis liabilities in connection with corporate maintenance, annual filings, banking, tax returns and preparation of annual financial statements up to immediately prior to the Closing;

(e)	own, lease, occupy or control any real or immovable property; or

(f)	employ any employees or engage any consultants.

5.4	Actions to Satisfy Closing Conditions

(a)

Except as otherwise provided in this Agreement, the Seller shall take all such actions as are within its control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its control, so as to ensure compliance with all of the conditions set forth in Section 7.1 including ensuring that during the Closing Period and at Closing, there is no breach of any of its representations and warranties.

(b)

Except as otherwise provided in this Agreement, the Purchaser shall take all such actions as are within its control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its control, so as to ensure compliance with all of the conditions set forth in Section 7.2 including ensuring that during the Closing Period and at Closing, there is no breach of any of its representations and warranties.

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5.5	Transfer of the Purchased Shares

The Seller shall take all necessary steps and corporate proceedings to permit good title to the Purchased Shares to be duly and validly transferred and assigned to the Purchaser at Closing, free and clear of all Liens.

5.6	Corporation Bonds

Upon reception by Reed of a written notice from Loop Industries (the “Financing Notice”), which shall be provided at any time within six (6) months following Closing Date (and, failing Loop Industries having done so, be deemed provided on the first (1st) Business Day following such six (6) months period following Closing Date), each of Reed and Loop Industries shall take all necessary steps, actions and corporate proceedings to permit the occurrence, within twenty (20) Business Days following the reception of the Financing Notice, of (i) the execution, delivery and performance of the relevant documentation necessary for the issuance by the Corporation, to the sole benefit of Reed, of bonds for a nominal amount of ten million euros (€10,000,000) and governed by the terms and conditions set out in exhibit 1.1(aa) to the Shareholders Agreement (the “Corporation Bonds”), and (ii) the subscription by Reed to all the Corporation Bonds and the related disbursement of the full subscription amount to the Corporation.

5.7	Convertible Preferred Stock

(a)	Upon reception by Reed of the Financing Notice, which shall be provided at any time within six (6) months following Closing Date (and, failing Loop Industries having done so, be deemed provided on the first (1st) Business Day following such six (6) months period following Closing Date), each of Reed and Loop Industries shall take all necessary steps, actions and corporate proceedings to permit the occurrence, within twenty (20) Business Days following the reception of the Financing Notice and subject to the concurrent issuance of the Corporation Bonds in accordance with Section 5.6, of (i) the execution, delivery and performance of the relevant documentation necessary for the issuance by Loop Industries, and subsequent sale to the Corporation, of convertible preferred stocks for a nominal amount of ten million euros (€10,000,000) governed by the form of certificate of designation, form of US Securities Purchase Agreement and form of investors rights agreements set out in exhibit 1.1(kkk) to the Shareholders Agreement (the “Convertible Preferred Stocks”), and (ii) the purchase by the Corporation of all the Convertible Preferred Stocks and the related disbursement of the full purchase price to Loop Industries.

(b)	Upon the implementation of the Constitution, but prior to (i) the Closing, and (ii) the satisfaction or waiver of the conditions (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) in favour of the Purchaser or the Seller set forth in Section 7.1 and Section 7.2, the Seller shall take all steps necessary to cause the Corporation and/or the Purchaser to execute the US Securities Purchase Agreement.

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(c)	No representation, warranty or covenant made by the Seller shall be deemed breached or become inaccurate as a result of the execution of the US Securities Purchase Agreement by the Purchaser or the Corporation pursuant to this Section 5.7.

5.8	Disbursement of the Shareholder Loan

Each of the Seller and the Purchaser shall take all necessary steps, actions and corporate proceedings to authorize and permit the simultaneous occurrence of (i) the disbursement of the full amount of the Shareholder Loan to the Corporation at Closing; (ii) the execution, delivery and performance of the related Shareholder Loan Agreement to be executed at Closing; and (iii) the disbursement by the Corporation of the full amount of the First Royalty Tranche under the License Agreement.

5.9	Transaction Documents and Closing Deliveries

Upon the Constitution or as soon as reasonably possible thereafter, each of the Seller and the Purchaser shall take all necessary steps, actions and corporate proceedings to cause the Corporation to (i) authorize, enter into and execute each Transaction Document, to which it is a party; and (ii) take all necessary steps, actions and corporate proceedings to ensure the delivery of the closing deliveries set forth in section 6.2 and Section 6.3 which are under the Corporation’s control.

Article 6

Closing

6.1	Date, Time and Place of Closing

The completion of the Transactions will take place at the offices of Norton Rose Fulbright Canada LLP located at 1, Place Ville Marie, Suite 2500, Montreal, Québec, H3B 1R1, Canada at 10:00 AM (Montreal time) on the Closing Date or at such other place, on such other date, at such other time or by such other means (including by a virtual closing) as may be agreed by the Parties.

6.2	Seller’s Closing Deliveries

On or before the Closing Date, the Seller shall deliver or cause to be delivered to the Purchaser the following:

(a)	a certificate of incorporation (extrait K-bis) of the Corporation evidencing completion of the Constitution;

(b)	the duly completed, signed and dated transfer order (ordre de mouvement) with respect to the transfer of the Purchased Shares;

(c)	the duly completed, signed and dated tax form (Cerfa 2759) with respect to the transfer of the Purchased Shares;

(d)

the share transfer registry (registre des mouvements de titres) and the shareholders’ individual accounts (comptes individuels d’actionnaires) of the Corporation reflecting completion of the transfer of the Purchased Shares from the Seller to the Purchaser;

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(e)

copies certified by an officer of the Seller of the resolutions adopted by the Seller in its capacity as sole shareholder of the Corporation acknowledging the entry into force of the revised articles of association of the Corporation;

(f)	the certificates referred to in Section 7.1(a) and Section 7.1(b);

(g)	a duly executed copy of the Shareholders Agreement;

(h)	a copy of the Shareholder Loan Agreement duly executed by the Corporation and the Seller;

(i)	a copy of the US Securities Purchase Agreement duly executed by the Corporation and the Purchaser;

(j)	a copy of the License Agreement duly executed by the Corporation and the Purchaser; and

(k)	a copy of the Conditional License Agreement duly executed by the Corporation and the Purchaser.

6.3	Purchaser’s Closing Deliverables

On or before the Closing Date, the Purchaser shall deliver or caused to be delivered to the Seller the following:

(a)	the certificates referred to in Section 7.2(a) and Section 7.2(b);

(b)	a duly executed copy of the Shareholders Agreement;

(c)	a copy of the License Agreement duly executed by the Corporation and the Purchaser;

(d)	a copy of the Conditional License Agreement duly executed by the Corporation and the Purchaser; and

(e)	a copy of the US Securities Purchase Agreement duly executed by the Corporation and the Purchaser.

6.4	Closing Payments

Subject to satisfaction or waiver of the conditions of Closing by the relevant Party, at Closing:

(a)

the Seller shall (i) deliver actual possession of the Purchased Shares to the Purchaser or as it may direct (ii) complete the disbursement of the Shareholder Loan by wire transfer to or to the order of the Corporation to the bank account set forth in the Shareholder Loan Agreement and (iii) procure that the Corporation completes the disbursement of the First Royalty Tranche by wire transfer to or to the order of the Purchaser to the bank account set forth in the License Agreement; and

(b)	the Purchaser shall pay the Purchase Price in accordance with Section 2.3.

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6.5	Default at Closing

All matters at Closing will be considered to take place simultaneously and no action and no delivery of any document will be deemed complete until all actions, transactions and deliveries of documents required by this Agreement are fully completed, it being specified however that the closing deliveries and closing payments set forth in Section 6.2 and Section 6.4(a) are for the benefit of the Purchaser only, and the closing deliveries and closing payments set forth in Section 6.3 and Section 6.4(b) are for the benefit of the Seller only, and may therefore be waived in whole or in part by the Purchaser in the event of a breach of Section 6.2 and Section 6.4(a) or the Seller in the event of a breach of Section 6.3 and Section 6.4(b), as the case may be.

If the Purchaser fails to comply with any obligation in Section 6.3 or Section 6.4(b) or if the Seller fails to comply with any obligation in Section 6.2 or Section 6.4(a), then the Seller, if the defaulting party is the Purchaser, or the Purchaser, if the defaulting party is the Seller, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages and/or pursue the specific performance of this Agreement (exécution forcée en nature)), by written notice to the Purchaser, if the defaulting party is the Purchaser, or to the Seller, if the defaulting party is the Seller, served on the date set for Closing (but without any need to serve any additional prior notice (mise en demeure)):

(a)	to terminate this Agreement pursuant to Section 8.1, without liability on its part or on the part of those on whose behalf such notice is served; or

(b)	to effect Closing so far as practicable having regard to the defaults which have occurred; or

(c)

to set a new date for Closing (which shall be the last day of the month directly following the date originally set for Closing or, if such new date is not a Business Day, the first Business Day after such date), in which case the provisions of this Section 6.5 shall apply to Closing as so deferred but provided such deferral may only occur once (unless otherwise agreed between the Purchaser and the Seller).

Article 7

Conditions of Closing

7.1	Conditions in Favour of the Purchaser

The obligation of the Purchaser to complete the Transactions is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)

Truth of Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement were true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date), except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect. The Seller shall have delivered a certificate of a senior officer confirming the foregoing dated as of the Closing Date.

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(b)

Performance of Covenants. The Seller shall have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement to be fulfilled, performed or complied by it at or prior to Closing, and the Seller shall have delivered a certificate of a senior officer confirming the foregoing.

(c)

No Legal Action. No action or proceeding shall be pending or threatened by any Governmental Authority in any jurisdiction, to enjoin, restrict or prohibit(i) any of the Transactions; or (ii) the right of the Purchaser to acquire or own the Purchased Shares.

7.2	Conditions in Favour of the Seller

The obligation of the Seller to complete the Transactions is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Seller and may be waived, in whole or in part, by the Seller in its sole discretion:

(a)

Truth of Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement were true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such date) except to the extent that the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Purchaser’s ability to consummate the Transactions. The Purchaser shall have delivered a certificate of a senior officer confirming the foregoing dated as of the Closing Date.

(b)

Performance of Covenants. The Purchaser shall have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement to be fulfilled, performed or complied by it at or prior to Closing, and the Purchaser shall have delivered a certificate of a senior officer confirming the foregoing.

(c)	No Legal Action. No action or proceeding shall be pending or threatened by any Governmental Authority in any jurisdiction, to enjoin, restrict or prohibit any of the Transactions.

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Article 8

Termination and Dispute Resolution

8.1	Termination

This Agreement may be terminated at any time on or prior to the Closing Date:

(a)	by the Purchaser upon written notice to the Seller if, on the Closing Date, any of the conditions specified in Section 7.1 have not been satisfied in full or waived by the Purchaser;

(b)

by the Purchaser upon written notice to the Seller, if there has been a material violation or material breach by the Seller of any covenant, representation and warranty or other agreement contained in this Agreement such that any condition specified in Section 7.1 would be incapable of being satisfied or performed by the Closing Date, and such violation or breach is not waived by the Purchaser or cured by the Seller within thirty (30) days after written notice thereof by the Purchaser, provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions in Section 7.1 not to be satisfied;

(c)	by the Seller upon written notice to the Purchaser if, on the Closing Date, any of the conditions specified in Section 7.2 have not been satisfied in full or waived by the Seller;

(d)

by the Seller upon written notice to the Purchaser, if there has been a material violation or material breach by the Purchaser of any covenant, representation and warranty or other agreement contained in this Agreement such that any condition specified in Section 7.2 would be incapable of being satisfied or performed by the Closing Date, and such violation or breach is not waived by the Seller or, in the case of a covenant breach, cured by the Purchaser within thirty (30) days after written notice thereof by the Seller, provided that the Seller is not then in breach of this Agreement so as to cause any of the conditions in Section 7.2 not to be satisfied;

(e)

by either the Purchaser or the Seller if Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply with its obligations under this Agreement), on or before the first (1st) Business Day occurring following a six-month period after the date hereof; or

(f)	by written agreement of the Parties.

8.2	Effect of Termination

(a)

If this Agreement is terminated pursuant to Sections 8.1(e) or 8.1(f), all obligations of the Parties pursuant to this Agreement will terminate without further liability of any Party to the other Party except for:

(i)	Section 5.1 relating to confidentiality;

(ii)	Section 10.8 relating to expenses;

(iii)	Section 10.10 relating to public announcements; and

(iv)	this Section 8.2.

(b)

If the Agreement is terminated by a Party pursuant to Sections 8.1(a), 8.1(b), 8.1(c) or 8.1(d) (including as a result of a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then the other Party shall remain fully liable for any and all Damages suffered by the terminating Party as a result thereof.

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8.3	Waiver of Conditions of Closing

If any of the conditions set forth in Section 7.1 have not been satisfied, the Purchaser may elect in writing to waive any such condition and proceed with the completion of the Transactions and, if any of the conditions set forth in Section 7.2 have not been satisfied, the Seller may elect in writing to waive any such condition and proceed with the completion of the Transactions. Any such waiver and election by the Purchaser or the Seller, as the case may be, will only serve as a waiver of that specific closing condition.

8.4	Dispute Resolution

Any controversy, dispute, claim, question or difference between the Parties arising out of or relating to or in connection with, this Agreement or any of the other Transaction Documents (a “Dispute”) is to be resolved in accordance with the procedures set out in the following Sections 8.5 and 8.6 which are the exclusive procedures for the resolution of any Dispute between the Parties.

8.5	Efforts to Settle Disputes

(a)

The Parties shall attempt in good faith to resolve any Dispute promptly by negotiation. However, at any time a Party may give the other Party written notice (the “Initial Notice”) of any Dispute not so resolved. Within fifteen (15) days after delivery of an Initial Notice, the recipient Party shall deliver to the other a written response. Both the Initial Notice and the response must include a statement of that Party’s position, a summary of arguments supporting that position, and the name and contact particulars of the Person who will represent that Party and of any other Person who will accompany the representative. Within thirty (30) days after delivery of the Initial Notice, the representatives of the Parties shall meet at mutually acceptable times and places, as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(b)	All negotiations pursuant to this Section 8.5 are confidential and are to be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

8.6	Litigation

If the Dispute is not resolved by nonbinding means as provided in Section 8.5, either Party may initiate litigation upon ten (10) days prior written notice to the other Party; provided, however, that if one Party has requested the other to participate in a nonbinding procedure and the other Party has failed to participate, the requesting Party may initiate litigation before expiration of the above period.

8.7	Injunctive Relief

Notwithstanding any other provision of this Agreement, a Party may seek injunctive relief (whether as a temporary restraining order, preliminary injunction or otherwise) or specific performance pending a decision of the court and Section 8.6 will not apply to any such action or proceeding.

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Article 9

Indemnification and Remedies

9.1	Indemnification by the Seller: General Matters

Subject to the limitations set out in this Article 9, the Seller shall indemnify the Purchaser from and against any loss or liability (the “Damages”, as further defined in Section 9.6), suffered by, imposed upon, or asserted against, the Purchaser as a result of, in respect of, connected with, or arising out of:

(a)	any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement;

(b)	any breach or failure by the Seller to perform or fulfill any covenant, condition or obligation of the Seller contained in this Agreement; or

(c)

any claim by any Person for brokerage or finder’s fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by such Person with the Seller (or any Person acting on its behalf) in connection with any of the Transactions.

9.2	Indemnification by the Purchaser

The Purchaser shall indemnify the Seller from and against any Damages suffered by, imposed upon or asserted against the Seller as a result of, in respect of, connected with, or arising out of:

(a)	any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement;

(b)	any breach or failure by the Purchaser to perform or fulfill any covenant, condition or obligation of the Purchaser contained in this Agreement, or

(c)

any claim by any Person for brokerage or finder’s fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by such Person with the Purchaser (or any Person acting on its behalf) in connection with any of the Transactions.

9.3	Indemnification Procedure: Third Party Claims

(a)

If any claim or proceeding is made or commenced by a third party (a “Third Party Claim”) against the Purchaser or the Seller, as the case may be (the “Indemnified Person”) in respect of which the Indemnified Person proposes to demand indemnification from the other Party (the “Indemnifying Party”), the Indemnified Person shall give notice to that effect together with particulars of the Third Party Claim to the Indemnifying Party with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Indemnifying Party of its obligations except and only to the extent of any prejudice caused to the Indemnifying Party by such failure or delay. From the time the Indemnified Person receives notice of the Third Party Claim, the Indemnified Person shall take all reasonable steps to protect its rights and the rights of the Indemnifying Party in respect of such Third Party Claim.

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(b)

The Indemnifying Party may, by notice to the Indemnified Person given not later than thirty (30) days after receipt of the notice described in Section 9.3(a), assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(i)	the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(ii)

if the named parties in the Third Party Claim include both the Indemnifying Party and an Indemnified Person, representation by the same counsel would, in the judgment of the Indemnified Person, still be appropriate notwithstanding any actual or potential differing interests between them; and

(iii)	the Indemnifying Party has provided reasonable assurance to the Indemnified Person of its financial ability to defend the Third Party Claim.

(c)	Upon assumption of control of a Third Party Claim by the Indemnifying Party:

(i)

the Indemnifying Party shall actively and diligently proceed with the defence of the Third Party Claim at its sole cost and expense, retaining counsel reasonably satisfactory to the Indemnified Person; and

(ii)

the Indemnifying Party shall keep the Indemnified Person fully advised with respect to the status of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and shall arrange for its counsel to inform the Indemnified Person on a regular basis of the status of the Third Party Claim.

(d)

The Indemnified Person may retain separate co-counsel at their sole cost and expense (without any right to claim indemnification for such costs and expenses), and may participate in, but shall have no right to control, the defence of the Third Party Claim, save for any admission of fault or liability, settlement or compromise as provided under paragraph (f) below.

(e)

The Indemnified Person shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party and make available to the Indemnifying Party all relevant information in their possession or under their control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct such defence.

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(f)

The Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim unless consented to in writing by the Indemnified Person (which consent may not be unreasonably or arbitrarily withheld, conditioned or delayed). Without limiting the generality of the foregoing:

(i)	no admission of fault or liability may be made by or on behalf of the Purchaser without the prior written consent of the Purchaser; and

(ii)	no admission of fault or liability may be made by or on behalf of the Seller without the prior written consent of the Seller.

(g)	If:

(i)	the Indemnifying Party fails to give the Indemnified Person the notice required in Section 9.3(b) or any of the other conditions in Section 9.3(b) are not satisfied; or

(ii)	the Indemnifying Party breaches any of its other obligations under this Section 9.3 in any material respect,

the Indemnified Person may, upon notice to the Indemnifying Party, assume control of the defence, compromise or settlement of the Third Party Claim and retain counsel as, in its opinion, may appear advisable, the whole at the Indemnifying Party’s sole cost and expense. Any settlement or other final determination of the Third Party Claim will be binding upon the Indemnifying Party subject to the right of the Indemnifying Party to dispute that an indemnification is required pursuant to this Agreement. The Indemnifying Party shall, at its sole cost and expense, cooperate fully with the Indemnified Person, make available to such Indemnified Person all relevant information in its possession or under its control (provided that it does not cause it to breach any confidentiality obligations) and take such other steps as are, in the reasonable opinion of counsel for the Indemnified Person, necessary to enable the Indemnified Person to conduct the defence. The Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and shall remain responsible for any Damages the Indemnified Person may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 9.

9.4	Survival of Representations and Warranties

(a)

Except as otherwise provided in this Section 9.4, the representations and warranties of the Seller and the Purchaser contained in this Agreement will survive Closing and continue in full force and effect for a period of one (1) year after Closing, except:

(i)	in the case of Fraud, in which case the representations and warranties will survive Closing and continue in full force and effect indefinitely; or

(ii)

to the extent that, during such period, the Indemnified Person has given notice to the Indemnifying Party of a claim in respect of a representation or warranty, in which case such representation or warranty will survive Closing and continue in full force and effect until the final determination of such claim.

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9.5	Duty to Mitigate

(a)

Nothing in this Agreement limits the general obligation at law of an Indemnified Person to mitigate any Damages which it may suffer or incur by reason of the breach by an Indemnifying Party of its representations, warranties, covenants and other obligations in this Agreement.

(b)

An Indemnified Person’s right to recover Damages from an Indemnifying Party under this Article 9 will be reduced by any amounts recovered or recoverable by the Indemnified Person under insurance policies, indemnities, reimbursement arrangements or similar agreements. If any such recoveries are received by the Indemnified Person after a payment has been made by the Indemnifying Party to the Indemnified Person with respect thereto, then the Indemnified Person shall promptly reimburse the Indemnifying Party for the amount so received or recovered.

9.6	Limitations on Liability

(a)

The Parties agree that a “Damage” shall mean any certain and direct loss, damage or liability in the meaning of “préjudice direct et certain” under French law and shall be limited to the actual loss, damage or liability effectively suffered (perte éprouvée), with the exclusion of:

(i)	consequential, indirect or special damages;

(ii)	loss of profits (manque à gagner), lost opportunities (perte de chance) or diminution in value; or

(iii)	punitive damages (dommages-intérêts punitifs).

(b)	The obligation of the Party from whom indemnification is sought by the other Party for Damages is subject to the following:

(i)

in no event shall the aggregate liability (for indemnification or otherwise) of the Party from whom indemnification is sought with respect to Damages under this Article 9 exceed an amount of ten million euros (€10,000,000); and

(ii)	the limitations on liability set out in Section 9.6(b)(i) shall not apply to any indemnity claims made by a Party in respect of Fraud of the other Party.

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9.7	Rights Limited

No Party shall be liable for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the Person seeking indemnification for such Damages had knowledge of such inaccuracy or breach before Closing.

9.8	Procedures for Indemnification – Direct Claims

A claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice (setting out in reasonable detail the factual basis for the claim and the amount of potential Damages arising from it) to the Party from whom indemnification is sought within the periods specified in Section 9.4 and will be subject, at all times, to the provisions of Sections 9.5, 9.6 and 9.9, mutatis mutandis.

9.9	Exceptions to Indemnification

The Purchaser is not entitled to any Damages against the Seller nor does the Seller have any liability in connection with any breach or inaccuracy of any representation, warranty or any failure to comply with any obligation, condition or covenant of the Seller in this Agreement, occurring during the Closing Period and which breach, inaccuracy or non-fulfillment was a direct result of written instructions received from the Purchaser (or any of its representatives) and complied with by the Corporation or the Seller.

9.10	Rights and Remedies

The rights and remedies that a Party may have against the other Party for a breach of any representation, warranty, covenant or obligation under this Agreement are exclusively governed by this Agreement. To the extent permitted by applicable Law, any further claims and remedies (other than claims for specific performance, injunctive relief or other equitable remedy which do not include claims for monetary damages), irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded.

9.11	Tax Treatment

Any amount payable as an indemnity payment under this Article 9 shall be treated by the Parties as an adjustment to the Purchase Price.

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Article 10

Miscellaneous

10.1	Notices

Any notice, direction, consent or other communications given under this Agreement must be in writing and delivered by courier, by personal delivery or by electronic transmission (including by email) as follows:

(a)	to the Purchaser at:

Reed Management SAS
15 rue Soufflot 75005 Paris, France

Attention: Julien Touati and Joni Fontoura
Email: [***]; [***]

with a copy (which does not constitute notice to the Purchaser) to:

Testu, Hill, Henry-Gaboriau & Associés – STH2
13, rue Royale
75008 Paris, France

Attention: Sidonie Hill
Email: hill@sth2.law

(b)	to the Seller at:

Loop Industries, Inc.
480 Fernand Poitras,
Terrebonne, Québec, Canada, J6Y 1Y4

Attention: Daniel Solomita (Founder & CEO) and Fady Mansour (CFO)
Email: [***]; [***]

with a copy (which does not constitute notice to the Seller) to:

Norton Rose Fulbright Canada LLP
1, Place Ville Marie, Suite 2500
Montréal, Québec, Canada H3B 1R1

Attention: Vincent Filiatrault and Marc-Simon Duquette
Email: vincent.filiatrault@nortonrosefulbright.com;
marc-simon.duquette@nortonrosefulbright.com

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Any such communication shall be deemed to have been given and received on the day on which it was so delivered or transmitted (if a Business Day, and if not, then the next succeeding Business Day) unless received after 5:00 pm (local time in the place of receipt) in which case it shall be deemed to have been given and received on the next Business Day.

In the case of a communication by email, if an autoreply is received indicating that the email is no longer monitored or in use, delivery must be followed by the dispatch of a copy of such communication pursuant to one of the other methods described above; provided however that any communication originally delivered by electronic means shall be deemed to have been given on the date stipulated above for electronic delivery.

A Person may change its address for services by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

10.2	Entire Agreement

(a)

This Agreement together with (i) the other Transaction Documents delivered at Closing and (ii) the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the Transactions and the Corporation and supersede all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written, including the MoU and the Initial SPA.

(b)	This Agreement amends and restates the Initial SPA. The Parties agree to terminate the Initial SPA, with effect from the date hereof, without any further liabilities thereunder for any Party.

(c)

There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and the other Transaction Documents delivered at Closing. Neither Party has relied, or is relying, on any other information, discussions or understandings in entering into and completing the Transactions.

10.3	Variation – Termination

(a)

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties; and no termination, lapse or variation of this Agreement may be effective unless such termination, lapse or variation is expressly provided for in this Agreement as signed between the Parties hereto or is subsequently agreed in writing and signed by each of the relevant Parties.

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(b)

Each of the Parties hereto expressly and irrevocably waives the following provisions of the French civil code which shall not be applicable to this Agreement (nor to any agreement or document entered into by all or some of the Parties hereto in connection with this Agreement): (i) articles 1186 and 1187 of the French civil code (regarding the right to claim that a contract has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever), (ii) article 1195 of the French civil code (regarding the occurrence of unforeseen circumstances referred to in such article and each Party hereto agrees to assume any risk which may arise from any of such unforeseeable circumstances), (iii) article 1223 of the French civil code (regarding the right for a creditor to accept a partial performance of a contract and claim a corresponding reduction of the price), (iv) article 1226 of the French civil code (regarding the right for a creditor to terminate a contract at its own risks), and (v) article 1218 of the French civil code (regarding the debtor's right to suspend the performance of or to terminate a contract in case of a force majeure event), and accordingly no termination, lapse or variation of this Agreement (or of any agreement or document entered into in connection with this Agreement) shall be permitted on the grounds of such provisions of the French civil code.

10.4	Waiver

The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

10.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment. The Parties shall amend any invalid or unenforceable term or provision to the extent reasonably required to make such provision valid or enforceable and corresponding to the purpose thereof.

10.6	Assignments

(a)	This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)

Except as otherwise provided in this Section 10.6, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

(c)

The Seller may, upon giving written notice to the Purchaser, assign its rights and obligations under this Agreement to an Affiliate at any time on or prior to the Closing Date subject to the following conditions:

(i)	the assignee executes and delivers a confidentiality agreement to the Purchaser in substantially the same form as the Confidentiality Agreement; and

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(ii)	the assignee and the Seller execute and deliver to the Purchaser an agreement confirming, inter alia:

(A) the assignment of this Agreement by the Seller to the assignee;

(B) the assumption by the assignee of all obligations of the Seller under this Agreement and the subsequent release of the Seller;

(C) that if the assignee ceases to be an Affiliate of the Seller, this Agreement shall be automatically transferred back to the Seller and such assignee shall have no right any more under this Agreement.

10.7	Third Party Beneficiaries

Except as otherwise expressly provided in Article 9 of this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, may rely on the provisions of this Agreement in any proceeding.

Without limiting the generality of the foregoing, the consent of the Corporation is not required for any amendment or waiver of, or other modification to, this Agreement including any rights of indemnification to which such Person may be entitled.

10.8	Expenses

Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the Transactions are to be paid by the Party incurring such expenses. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

10.9	Further Assurances

(a)

From time to time after the signature of this Agreement, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement and each of the other Transaction Documents.

(b)

The Seller undertakes to make all necessary regulatory notices, filings and/or declarations within the applicable deadlines to any relevant regulatory authority (including any applicable stock exchange and securities commission) arising out or in connection with the Transactions.

(c)

In the event that the Purchaser has, in compliance with its regulatory obligations, to issue any mandatory press release, regulatory filing or other public communication, including any Securities and Exchange Commission filing arising out or in connection with the Transactions, the Purchaser shall submit to the Seller a draft of any such public communication (or relevant part thereof) for its comments, at least two (2) Business Days prior to the issuance thereof if practicable. The Purchaser shall consider in good faith comments provided by the Seller on such communication.

(d)

The Seller undertakes to cooperate with the Purchaser to that end with the Seller being prior provided with any relevant materials, documents and/or correspondence in accordance with the provisions of this Section 10.9.

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10.10	Announcements

None of the Parties shall, and they shall cause their respective Affiliates not to, issue any press release or other announcement or publicity regarding the Transactions, this Agreement or any of the other Transaction Documents without the express written consent to the text of such announcement or publicity of the other Party, such consent not to be unreasonably withheld, delayed or conditioned; unless such press release or announcement by a Party or its Affiliate is necessary under disclosure rules and policies of securities Laws and regulations and stock exchange rules applicable to a public company or reporting issuer.

None of the Parties shall disclose the identity of any other Party without such other Party’s prior written consent. Notwithstanding the foregoing, the Parties hereto may make any disclosures required by applicable Law or the order of any court and requested disclosures to regulatory bodies having jurisdiction over the Party making such disclosure.

10.11	Specific Performance

Each Party acknowledges and agrees that any specific performance action (exécution forcée en nature) in respect of this Agreement will constitute a balanced course of action falling outside the "manifest disproportion" exclusion contained in Article 1221 of the French civil code.

10.12	Taxes

The Purchaser shall bear and pay all transfer, documentary, notarial, registration, stamp and other similar taxes that may be levied or imposed by reason of the transfer to the Purchaser of the Purchased Shares at Closing. The Purchaser will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes.

10.13	Electronic Signature

In accordance with articles 1366 and 1367 of the French civil code, this Agreement shall be signed electronically. The parties to this Agreement acknowledge and agree that electronic signatures via DocuSign, which is compliant with EU eIDAS Regulation (EU) 910/2014, were used for the execution of this Agreement by its signatories. Furthermore, in accordance with the provisions of article 1375 of the French civil code, the obligation to deliver an original copy to each of the parties to this Agreement is not necessary as proof of the commitments and obligations of each party to this Agreement. The delivery of an electronic copy of this Agreement directly by DocuSign to each party to this Agreement shall constitute sufficient and irrefutable proof of the commitments and obligations of each party to this Agreement.

(signature page follows)

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IN WITNESS WHEREOF the Parties have executed this amended and restated share purchase agreement.

REED MANAGEMENT SAS		LOOP INDUSTRIES, INC.

Per:	/s/ Julien Touati	Per:	/s/ Daniel Solomita
	Name: Julien Touati		Name: Daniel Solomita
	Title: President		Title: Chief Executive Officer and President
	Duly authorized for the purposes hereof		Duly authorized for the purposes hereof

[Signature Page - Amended and Restated Share Purchase Agreement]

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EXHIBIT 1.1(c)

Form of Articles of Incorporation

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EXHIBIT 1.1(uu)

Form of Shareholders Agreement

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EXHIBIT 2.3

Seller Wire information

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